UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 17, 2008

OWENS MORTGAGE INVESTMENT FUND, a California Limited Partnership

(Exact name of registrant as specified in its charter)

California	000-17248	68-0023931

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

2221 Olympic Boulevard
Walnut Creek, California	94595

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (925) 935-3840

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

Item 8.01 Other Events

Execution of Modification to Credit Agreement to Increase Amount Available to Advance on Line of Credit

On April 2, 2008, Owens Mortgage Investment Fund (the “Registrant”) entered into a Modification to Credit Agreement (the “Modification”) with California Bank & Trust, First Bank and City National Bank (the “Lenders”) dated as of March 31, 2008.  The Modification amends and modifies the terms of the Credit Agreement dated as of August 31, 2001, between the Registrant and the Lenders. Pursuant to the Modification, the Lenders have agreed to provide an additional $15,000,000 aggregate commitment on the Registrant’s line of credit under the existing Credit Agreement, until July 31, 2009, to provide interim financing for the acquisition of mortgage loans by the Registrant.  Thus, the maximum amount available to the Registrant on the line of credit is now $55,000,000. As of the date of this Form 8-K, the total outstanding principal amount of the line of credit outstanding was $27,008,000.

In addition to the increase in the aggregate commitment amount, the Registrant must pay an unused commitment fee equal to the multiple of one-tenth of one percent (1/10%) and the difference between the $55,000,000 commitment and the amount of all outstanding loans extended to Registrant in excess of $40,000,000, determined by the average loan balance, as defined in the Modification.

In addition, the Minimum Tangible Net Worth required of the Registrant pursuant to Section 11.7 of the Credit Agreement has been increased from $200,000,000 to $220,000,000.

All other terms of the Credit Agreement, as previously amended, are unchanged.

SIGNATURES

                Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OWENS MORTGAGE INVESTMENT FUND,
a California Limited Partnership

By:  Owens Financial Group, Inc., General Partner

Dated:   April 17, 2008                                                                 By: /s/ Bryan H. Draper
Bryan H. Draper, Chief Financial Officer